EXHIBIT 99


                 CHARMING SHOPPES ANNOUNCES THE APPOINTMENT OF
                YVONNE MONTGOMERY CURL TO ITS BOARD OF DIRECTORS


Bensalem, PA, April 12, 2004 - Charming Shoppes, Inc., (NASDAQ-CHRS), a leading retail apparel chain specializing in women's plus-size apparel, announced that Yvonne Montgomery Curl has been appointed to its Board of Directors.

Since 2000, Ms. Curl has served as the Chief Marketing Officer for Avaya, Inc., a leading global enterprise communications company, and a world leader in secure and reliable Internet Protocol (IP) telephony systems, communications software applications and services. At Avaya, Ms. Curl is accountable for the strategic and operational management of Avaya's Global Marketing Organization. Prior to joining Avaya, she held a variety of senior positions of increasing responsibility at Xerox Corporation, where she was ultimately appointed Sr. Vice President and General Manager of the Public Sector, Worldwide. Her career at Xerox spanned 25 years.

Ms. Curl currently serves on the board of Nationwide Mutual Insurance, a property and casualty insurer and one of the largest insurance and financial services companies in the world.

Ms. Curl resides in New Jersey with her husband, Charles Curl.

Charming Shoppes, Inc. operates 2,233 stores in 48 states under the names LANE BRYANT(R), FASHION BUG(R), FASHION BUG PLUS(R), and CATHERINES PLUS SIZES(R). Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.


CONTACT: Gayle M. Coolick
                  Director of Investor Relations
                  (215) 638-6955